Exhibit 10.1

 Term Loan Agreement

This Term Loan Agreement (this “Agreement”) is entered into as of July 8, 2015 (the “Closing Date”) by and among Point.360, a California corporation (the “Borrower”), Medley Capital Corporation, a Delaware corporation (“Medley”) and Medley Opportunity Fund II, LP (“MOF”, collectively with Medley, the “Lender”). Subject to and upon the terms and conditions set forth herein, the Lender has agreed to make the term loans provided herein.

Section 1.          Term Loan; Obligations of Borrower.

(a)          Term Loans. On the day immediately following the Closing Date, the Lender agrees on the terms and conditions set forth in this Agreement to make a term loan in the principal amount of $1,000,000 USD (the “Closing Date Term Loan”) to the Borrower, which Closing Date Term Loan: (i) can only be incurred on the day immediately following the Closing Date in the entire principal amount of the Closing Date Term Loan, (ii) once prepaid or repaid, may not be reborrowed, and (iii) shall be repaid in accordance with Section 3.

The Borrower may, by notice to the Lender, request one or more additional term loans (each, a “Delayed Draw Term Loan” together with the Closing Date Term Loan, each a “Term Loan” and collectively, the “Term Loans”) in an aggregate amount for all Delayed Draw Term Loans not to exceed $5,000,000 (the “Delayed Draw Term Loan Commitment”), from the second day after the Closing Date until the third anniversary thereof (the date of any such funding, a “Delayed Draw Date, and together with the date of the Closing Date Term Loan, any such date a “Funding Date”), subject to the following conditions:

(i).	the minimum amount of any Delayed Draw Term Loan shall be $500,000 or the entire remaining amount of Delayed Draw Term Loan Commitment, and shall be in multiples of not less than $100,000 thereafter;

(ii).	the terms of each Delayed Draw Term Loan shall be identical to the terms applicable to the Closing Date Term Loan;

(iii).	amounts repaid or prepaid on the Delayed Draw Term Loans may not be reborrowed;

(iv).	not more than one (1) Delayed Draw Term Loan shall be permitted in any calendar month; and

(v).	the Delayed Draw Term Loans shall be repaid in accordance with Section 3.

Term Loan proceeds shall be made available on the day immediately following the Closing Date or any other Funding Date as directed by written instructions from the Borrower to the Lender. The Term Loans shall be due and payable on July 8, 2020 (the “Maturity Date”), unless the Term Loans are declared due and payable pursuant to Section 15 as a result of a Default.

The Term Loans shall be made against and evidenced by promissory notes payable by the Borrower to the Lender in the form of Exhibit A attached hereto (the “Note”). The Closing Date Term Loans shall be made and the Delayed Draw Term Loan Commitment shall be allocated amongst the Lender in accordance with Exhibit B attached hereto.

The Term Loans shall be used solely (i) to refinance certain indebtedness of the Borrower, (ii) to pay the transaction fees, costs and expenses incurred directly in connection with the transactions contemplated hereby, (iii) for capital expenditures in connection with the build-out and integration of the Borrower’s business following the acquisition of substantially all of the assets of Modern VideoFilm, Inc, a Delaware corporation, and its subsidiaries, and (iv) for working capital and general corporate purposes of the Borrower.

In consideration for the Term Loans, the Borrower shall issue to the Lender five-year warrants (the "Warrant"), substantially in the form attached hereto as Exhibit C, to purchase an aggregate 500,000 shares (the "Warrant Shares") of common stock of the Borrower, at an exercise price of $0.75 per share.

(b)          Obligations of Borrower.

i.            The Obligations (as defined below) of the Borrower constitute the absolute and unconditional, full recourse Obligations of the Borrower enforceable against the Borrower to the full extent of its properties and assets, except for the Borrower's accounts receivable and real estate (and the direct proceeds thereof), irrespective of the validity, regularity or enforceability of the provisions of this Agreement or any other circumstances whatsoever. “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with any Loan Document, including all fees, if any, payable under any Loan Document and the principal of and interest (including interest accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed in such proceeding) on the Term Loans.

ii.         Except as otherwise expressly provided in this Agreement, to the extent permitted by applicable law, the Borrower hereby waives notice of any Term Loan issued under or pursuant to this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages. To the extent permitted by applicable law, the Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by the Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations. Without limiting the generality of the foregoing, Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by the Borrower to comply with any of its Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 1(b) afford grounds for terminating, discharging or relieving Borrower, in whole or in part, from any of its Obligations under this Agreement, it being the intention of Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of the Borrower shall not be discharged except by performance and then only to the extent of such performance. The Obligations of the Borrower shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the Lender.

iii.         The Borrower represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents.

iv.         The provisions of this Section 1(b) are made for the benefit of Lender and its successors and assigns, and may be enforced by it or them from time to time against the Borrower as often as occasion therefor may arise and without requirement on the part of Lender or any of its successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against the Borrower or to exhaust any remedies available to it or them against the Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 1(b) shall remain in effect until all of the Obligations (other than Obligations which expressly survive the termination date for which no claim has been made) shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, the provisions of this Section 1(b) will forthwith be reinstated in effect, as though such payment had not been made.

Section 2.          Interest.

The Borrower shall pay the Lender interest on the unpaid principal balance of the Term Loans in accordance with the terms of this Agreement. Accrued interest will be billed monthly, and be payable in cash in arrears on the last day of each calendar month for interest accrued during such month (each, a “Payment Date”); provided that in the event of any repayment or prepayment of all or any portion of the Term Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. The Term Loans shall bear interest at a rate per annum equal to (a) 6.00% plus (b) the rate of interest published each Payment Date in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a three month period (or, if no such rate is published therein for any reason, then the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a three month period as published in another publication selected by the Lender and acceptable to the Borrower).

Notwithstanding the foregoing, the interest otherwise payable in cash pursuant hereto may, at the election of the Borrower, be payable-in-kind, that is, capitalized and added to the principal of the Term Loans on each Payment Date (the “PIK Interest”). To do so, the Borrower shall inform the Lenders, by written notice delivered not less than three business days prior to any Payment Date, that interest shall be payable as PIK Interest on such Payment Date. If the Borrower fails to timely deliver a written notice as per above, the Borrower shall be deemed irrevocably to have elected to pay interest for the relevant month in cash.

All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day and the last day of the applicable month). The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Borrower may contract to pay under applicable law. At the election of the Lender upon notice to the Borrower during the continuance of a Default (subject to the lapse of any cure period), the Term Loans shall bear interest during the continuance of such Default at the rate per annum determined by adding 2.00% to the interest rate which would otherwise be applicable thereto. Subject to any election by the Borrower to pay PIK Interest, interest on the Term Loans shall be payable in immediately available funds on each Payment Date in accordance with this Section 2.

Section 3.          Payments. The Borrower shall repay the entire remaining principal amount of the Term Loans outstanding on the Maturity Date. All payments shall be made to the Lender at its office at 375 Park Avenue, 33rd Floor, New York, NY 10152 (or at such other place or via wire transfer as the Lender may specify) no later than 4:00 p.m. (New York, NY time) on the date any such payment is due and payable. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Lender). Payments received by the Lender shall be applied first to accrued interest then due and then to the principal balance of the outstanding Term Loan. If any payment from the Borrower under this Agreement becomes due on a Saturday, Sunday or a day which is a holiday for the Lender, such payment shall be made on the next business day and any such extension shall be included in computing interest under this Agreement. Notwithstanding anything to the contrary herein, the Borrower shall have the right at any time and from time to time to voluntarily prepay the Term Loans in whole or in part without penalty or premium.

Section 4.          Mandatory Prepayments. In the event and on each occasion any cash proceeds (all such cash proceeds less any applicable fees, transaction expenses or other expenses paid to a non-affiliated third party being “Net Proceeds”) are received by or on behalf of the Borrower in respect of (i) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower subject to the Lender’s lien, not in the ordinary course of business, in excess of $100,000 in the aggregate per calendar year (when taken together with all other such sales, transfers or other dispositions during such calendar year), other than any such sale, transfer or other disposition permitted under the Sale Agreement (as defined below), or (ii) the issuance by the Borrower of any equity interests in an offering which is undertaken solely for the purpose of raising capital (each a “Prepayment Event”), the Borrower shall promptly (and in any event within five (5) business days) prepay the Term Loans in an amount equal to 100% of such Net Proceeds; provided that no such prepayment in respect of Net Proceeds received in connection with the Prepayment Events set forth in clause (i) above shall be required so long as the Borrower uses such Net Proceeds from such Prepayment Event within 180 days after receipt thereof to acquire or replace real property, equipment or other tangible assets to be used in the business of the Borrower. Any Net Proceeds used to prepay the Term Loans shall be applied by the Lender first to reduce the outstanding principal balance of the Term Loans, second to repay interest that has accrued thereon and third to repay all premiums, fees, expenses and other charges.

Section 5.          Closing Conditions.

The obligation of the Lender to make the Closing Date Term Loan hereunder is subject to the performance by the Borrower of each of its obligations to be performed hereunder at or prior to the making of the Closing Date Term Loan and to the satisfaction of the following conditions:

(a)          The Lender shall have received an executed copy of this Agreement and each of the other Loan Documents (as hereinafter defined) signed by an authorized officer of the Borrower.

(b)          The Lender shall have received a written opinion of counsel for the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender.

(c)          The transactions contemplated under the Sale Agreement Pursuant to Article 9 of the Uniform Commercial Code, of even date herewith, between the parties hereto (the "Sale Agreement"), shall have closed.

(d)          The Borrower shall have paid the reasonable and documented fees, costs and expenses due and payable to Lender pursuant to Section 21 (including reasonable and documented attorneys’ fees), in an amount not to exceed $10,000.

The obligation of the Lender to make any Delayed Draw Term Loan hereunder is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are already qualified by materiality, which representations and warranties shall be true and correct in all respects) on and as of the proposed Delayed Draw Date (or, to the extent that any such representation or warranty is expressly stated to have been made as of an earlier date, as of such earlier date).

(b)          At the time of and immediately after giving effect to the funding of such Delayed Draw Term Loan, no Default shall have occurred and be continuing.

Section 6.          Representation and Warranties. In consideration of the Lender making any Term Loan hereunder, the Borrower hereby represents and warrants to the Lender that:

(a)  the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization;

(b)  the execution, delivery, and performance by the Borrower of this Agreement, the Note, the Security Agreement of even date herewith between the parties hereto (the “Security Agreement”) and the Perfection Certificate (as defined in the Security Agreement) (collectively, the “Loan Documents” and each, a “Loan Document”) are within its powers, have been duly authorized by all necessary action, and do not contravene, violate or result in a default under Borrower’s organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or any similar organizational document) or any law or any agreement, indenture or other instrument binding on or affecting Borrower;

(c)  no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for Borrower’s due execution, delivery, and performance of this Agreement or any other Loan Document, except for filings with the Securities and Exchange Commission ("SEC");

(d)  this Agreement is, and the Note when executed and delivered by the Borrower will be, the Borrower’s legal, valid, and binding obligations enforceable against the Borrower in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(g)          the audited financial statements for the fiscal year ending June 30, 2014 provided to the Lender (the “Historical Financial Statements”) present fairly in all material respects the financial position and results of operations of the Borrower at the respective dates of such information and for the respective periods covered thereby. The Historical Financial Statements and all of the balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to Section 13 have been and will for all periods following the Closing Date be prepared in accordance with GAAP (as defined below) and by the SEC’s rules and regulations for reporting interim financial statements and footnotes. All of the financial information to be furnished pursuant to Section 13 will present fairly in all material respects the financial position and results of operations of Borrower and its subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year end audit adjustments and to the absence of footnotes. Other than as set forth in the forms, documents, statements and reports filed by the Borrower with the SEC since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendment thereto (including any registration statements) (collectively, the "SEC Filings"), there are no material liabilities of the Borrower of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in any such material liabilities, other than those liabilities provided for or disclosed in the SEC Filings. Neither Borrower nor any of its subsidiaries has any Indebtedness or other material obligations or liabilities, direct or contingent that has had or would reasonably be expected to have, a material adverse effect on the business operations of the Borrower (on a consolidated basis)

For purposes of this Agreement, "Indebtedness" shall mean (i) any indebtedness, obligations or other liabilities for borrowed money, (ii) any indebtedness evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (iii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (v) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (vi) any other transaction having the commercial effect of a borrowing of money to finance operations or capital requirements, (vii) any obligations issued, undertaken or assumed as the deferred purchase price of property or services, including earnouts that can become due and payable on or prior to the Maturity Date (other than trade payables entered into in the ordinary course of business which are not overdue for a period of more than ninety (90) days past the applicable due date thereof), (viii) in respect of any capitalized lease of any person, the capitalized amount thereof that would appear as a liability on a balance sheet of such person prepared as of such date in accordance with GAAP, and (ix) all guarantee obligations in respect of any of the foregoing.

(h)          when issued to the Lender upon exercise of the Warrant, the Warrants Shares will be validly issued, fully paid, and nonassessable, and Lender will have good title to the Warrant Shares, free and clear of any liens, mortgages, pledges, security interests and other encumbrances;

(i)          on any Funding Date after giving effect to the applicable Term Loan and the other transactions related thereto, the Borrower, on a consolidated basis, is Solvent. For purposes of this Agreement, “Solvent” shall mean with respect to any person, at any date, that such person has not incurred and does not intend to incur debts including current obligations beyond its ability to generally pay such debts as they become due (whether at maturity or otherwise);

(j)          the Borrower is in compliance in all material respects with all of Borrower’s contractual obligations, the non-compliance with which would reasonably be expected to have a material adverse effect on the business operations of the Borrower (on a consolidated basis);

(k)          upon filing of financing statements in all places as, in the opinion of counsel for the Lender, are necessary to perfect the security interests granted to the Lender, describing the collateral and disclosing Borrower as “Debtor” and the Lender as “Secured Party,” the Lender will have a perfected first priority (subject only to the Permitted Liens) security interest in the collateral superior in right of interest to purchasers from, or creditors or receivers or a trustee in bankruptcy of, the Borrower (other than the holders of the Permitted Liens); and

(l)          the Borrower has only two subsidiaries, DVDs on the Run, Inc. and International Video Conversions, Inc., each of which is wholly-owned (the “Subsidiaries”), each of which conducts no operations and holds assets of no more than $10,000.

Section 7.          Maintenance of Properties and Leases; Key Man Life Insurance.

(a) The Borrower shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

(b) The Borrower shall maintain a key-man or other life insurance policy on the life of Haig S. Bagerdjian (“Bagerdjian”) in a face amount of $3,000,000.

Section 8.          Compliance with Laws. The Borrower shall comply with all applicable laws in all material respects; provided that it shall not be deemed to be a violation of this Section 8 if any failure to comply with any law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a material adverse effect on the Borrower’s business or operations (on a consolidated basis).

Section 9.          Liens. The Borrower shall not at any time after the Closing Date create, incur, assume or suffer to exist any lien, mortgage, deed of trust, pledge, security interest, charge or other encumbrance or security arrangement of any nature on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens (as hereinafter defined).

Section 10.         Fundamental Changes.

(a)          The Borrower will not merge into or consolidate with any other entity, or permit any other entity to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any entity may merge with or into or consolidate with the Borrower if (i) the Borrower is the surviving entity and (ii) after giving effect to such transaction no Default shall exist.

(b)          The Borrower shall have no subsidiaries except the Subsidiaries, each of which shall conduct no operations and shall hold assets of no more than $10,000; provided that the Borrower may, subject to the terms of Section 11(a)(f), form or acquire additional subsidiaries; provided that prior to (or concurrently with) the formation or acquisition of any such subsidiary, the Borrower shall (i) deliver to the Lender joinder agreements to the Security Agreement executed by such subsidiary, and (ii) cause 100% of the equity interests of any such subsidiary to be pledged to the Lender as security for the Obligations, in each case in form and substance satisfactory to the Lender.

Section 11.

(a)          Indebtedness. The Borrower shall not at any time after the Closing Date incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness under the Permitted Borrowings and any extensions, renewals, refinancing and replacements of such Indebtedness, (b) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, (c) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations provided in the ordinary course of business, (d) the Obligations, (e) Indebtedness secured by Permitted Liens, (f) Indebtedness in connection with the Borrower’s acquisition of a business or property; provided, that, with respect to any such single acquisition the total consideration of which is in excess of $2,000,000, or acquisitions in excess of $5,000,000 over the term of this Agreement, the terms of such acquisition or acquisitions shall be on terms satisfactory to the Lender; provided, for clarity, that Indebtedness incurred from any Permitted Lender pursuant to this clause (f) shall not reduce the Indebtedness limitation set forth in clause (a) above. In connection with the execution and delivery of the documentation evidencing the Permitted Borrowings, the Lender shall agree to subordinate its liens with respect to the Term Loans if requested by a Permitted Lender (subject to the terms of a commercially reasonable intercreditor agreement) and to execute and deliver such other documents as may be reasonably requested by the Borrower (at the sole expense of the Borrower) and (g) payables incurred in the ordinary course of business and consistent with Borrower’s past practices.

(b)          Restricted Payments. The Borrower shall not at any time after the Closing Date make any Restricted Payments. For purposes of this Agreement, “Restricted Payment” shall mean, with respect to Borrower, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of capital stock of Borrower or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee (or other fee of a similar nature) by Borrower to any holder of its capital stock or any affiliate thereof, except for employee salaries or directors’ and consultants’ fees made in the ordinary course of business and (c) the payment or prepayment of the principal of, or premium or interest on, any other Indebtedness for borrowed money subordinate to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto.

Section 12.         Financial Information. The Borrower shall maintain a standard system of accounting in accordance with generally accepted accounting principles and shall furnish to the Lender and its duly authorized representatives such information respecting the Borrower’s business and financial condition as the Lender may reasonably request.

Section 13.         Financial Reporting. The Borrower will furnish or cause to be furnished to the Lender:

(a)          As soon as available and in any event within thirty (30) calendar days after the end of each of the calendar months in each of the Borrower's fiscal year, financial statements of the Borrower customarily prepared for management of the Borrower in accordance with past practice.

(b)          As soon as available and in any event on or before the ninetieth (90th) calendar day after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a balance sheet as of the end of such fiscal year, and related statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Lender (it being agreed that SingerLewak LLP is satisfactory to the Lender).

(c)          As soon as available and in any event not later than forty-five (45) days after the end of each fiscal year of the Borrower, a copy of the Borrower’s budget for the next fiscal year, which budget shall contain reasonable detail in accordance with past practice of the Borrower.

(d)          As soon as available and in any event within ten (10) days of delivery to the Board of Directors of the Borrower, all materials prepared for meetings of the Board of Directors of the Borrower.

(e)       As soon as available and after the same are sent, (A) copies of all proxy statements, financial statements and other material reports that Borrower or any of its subsidiaries sends to any of its securities holders in their capacity as such, and copies of all reports and registration statements that Borrower or any of its subsidiaries files with the Securities Exchange Commission or any national securities exchange and (B) copies of any material filings, notices and correspondence with, or notices and correspondence from, any governmental authority, other than routine or ordinary course filings, notices and correspondence, provided that no document required to be furnished to the Lender hereunder must be furnished to the Lender if such document is publically available on the Borrower's Electronic Data Gathering, Analysis, and Retrieval system, or EDGAR, page with the SEC.

Section 14.         [Reserved].

Section 15.         Defaults; Enforcement. The occurrence of any of the following shall be a “Default”: (a) non-payment when due of any principal of the Term Loans; (b) non-payment when due of any interest or fee on the Term Loans, or non-payment when due of any other indebtedness or liabilities of the Borrower owing to the Lender under this Agreement or the Notes, and any such non-payment shall continue unremedied for a period of three (3) days; (c)  breach of any term or condition of this Agreement or any other Loan Document by the Borrower and such breach shall continue unremedied for a period of fifteen (15) days; (d) any representation made by the Borrower in this Agreement or any other Loan Document is untrue in any material respect when made; (e) dissolution of the Borrower; (f) the institution by or against the Borrower of any bankruptcy or similar proceeding for the relief of debtors or the appointment of any receiver for any such party or any of its property and such proceeding shall continue undismissed for sixty (60) days; (g) the making of an assignment for the benefit of creditors by the Borrower; (h) the occurrence of a Substantial Change (as defined herein); and (i) the failure of the Borrower to be Solvent. For purposes of this Agreement, “Substantial Change” shall mean an event or series of events by which: (a) Bagerdjian shall, at any time, fail to own beneficially and of record, directly or indirectly, 4,000,000 shares of common stock of the Borrower or (b) any sale of all or substantially all of the property or assets of the Borrower and its subsidiaries other than in a sale or transfer to another Borrower.

If any Default occurs and is continuing, (x) the Lender shall not be obligated to fund any Delayed Draw Term Loan and (y) subject to the lapse of any cure period in connection with any default, the Lender may, by notice to the Borrower, declare the principal of and accrued interest on the Term Loan and all other amounts owing under this Agreement or any other Loan Document to be immediately due and payable, without further demand, presentment, protest, or notice of any kind. The Lender shall have all other rights and remedies available at law or in equity or pursuant to any Loan Documents.

When any Default described in clause (e), (f) or (g) above regarding the Borrower has occurred and is continuing (subject to the lapse of any cure period), then both principal and interest, and all other amounts payable under this Agreement or any other Loan Document shall immediately become due and payable without presentment, demand, protest or notice of any kind. The Lender shall have all other rights and remedies available at law or in equity or pursuant to any Loan Documents.

Following and during a Default, all payments made by the Borrower on account of the obligations thereof hereunder shall be applied as directed by the Lender.

No delay by the Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Lender of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 16.         Maturity. The Borrower shall pay to the Lender the principal balance of the outstanding Term Loans together with any accrued interest and other amounts payable hereunder or under any other Loan Document on the Maturity Date. Notwithstanding anything to the contrary herein, upon the payment in full of the Obligations (other than unasserted contingent obligations) and receipt by the Lender of written notice from the Borrower confirming the termination or expiration of all commitments of the Lender hereunder, all obligations of the Borrower to the Lender hereunder shall terminate other than as provided under Section 22 hereof.

Section 17.         Notices. The Lender may rely on instructions from the Borrower with respect to any matters relating to this Agreement, including without limitation telephone loan requests, which are made by a person whom the Lender believes to be the Borrower or their authorized representative. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt, or by reputable overnight courier. Notices hereunder shall be addressed:

to the Borrower at:

Point.360

Attention: Alan Steel
Telephone: (818) 565-1444
Facsimile: (818) 847-2503

Email: asteel@point360.com

with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067-2367

Attention: William D. Gould

Telephone: (310) 789-1338

Facsimile: (310) 201-4746

Email: wgould@troygould.com

 to the Lender at:

Medley Capital Corporation

Medley Opportunity Fund II, LP
375 Park Avenue, 33rd Floor
New York, NY 10152
Attention: Richard Craybas
Telephone: (646) 465-7878
Facsimile:
Email: richard.craybas@mdly.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: Steven M. Ellis, Esq.
Telephone: (617) 526-9660
Fax: (617) 526-9899
Email: sellis@proskauer.com

Each such notice, request, or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, or (iii) if given by any other means (including, without limitation, via recognized overnight courier), when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 shall be effective only upon receipt.

Notwithstanding any provision to the contrary in this Agreement, in the Security Agreement or in any other agreement or document contemplated by this Agreement, and for purposes of clarification and in order to avoid imposing duplicative or inconsistent obligations on the Borrower, Medley Capital Corporation and Medley Opportunity Fund II, which are defined as the “Lender,” shall for all purposes be regarded and treated as only one entity.  As such, the Borrower shall owe its loan payment, expense reimbursement, indemnification and other obligations under this Agreement, the Security Agreement and all other agreements and documents contemplated by this Agreement to such single entity, and such loan payment, expense reimbursement, indemnification and other obligations shall be determined as if such single entity had made the Term Loans.

Section 18.         Governing Law, Etc. The Borrower waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument. Delivery of executed counterparts of this Agreement by facsimile or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as an original. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

Section 19.         Consent to Jurisdiction. The Borrower submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City, New York, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 20.         Jury Trial Waiver. The Borrower and the Lender waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 21.         Costs and Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses, legal and/or otherwise (including reasonable and documented court costs and reasonable and documented attorneys’ fees of one firm of counsel to Lender (and one local or special counsel to Lender, as applicable)), paid or incurred by the Lender in the preparation, negotiation or amendment, supplement or modification of the Loan Documents (whether or not consummated, in an amount not to exceed $10,000 in the aggregate) or in endeavoring to collect obligations of the Borrower in protecting, defending or enforcing this Agreement or any of the Loan Documents in any litigation, bankruptcy or insolvency proceedings or otherwise, or incurred in connection with any litigation or governmental proceeding relating to the Borrower or the transactions contemplated hereby.

Section 22.         Indemnification. The Borrower agrees to pay, indemnify and hold harmless Lender and its affiliates and the directors, officers, employees, agents, trustees, advisors of Lender and any person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of Lender, whether through the ability to exercise voting power, by contract or otherwise (the “Related Parties”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented (to the extent available) fees, disbursements and other charges of one firm of counsel for Lender (and one local or special counsel, as applicable), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment or human health or safety, any environmental law, or any actual or alleged presence of hazardous materials applicable to the operations of the Borrower, any of its respective subsidiaries or any of its real property (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower shall not have any obligation hereunder to the Lender nor any of its Related Parties with respect to Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct of the party to be indemnified (or that of its affiliates, officers, directors, employees, agents or attorneys) as determined by a final and non-appealable decision of a court of competent jurisdiction.

The agreements in this Section 22 shall survive repayment of the Term Loans and all other amounts payable hereunder and termination of this Agreement. To the fullest extent permitted by any law (including common law), statute, regulation, ordinance, rule, order, policy, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any governmental authority or determination of an arbitrator, in each case applicable to or binding on the Borrower or any of its property, products, business, assets or operations or to which the Borrower or any of its property, products, business, assets or operations is subject, the Borrower shall not assert, and the Borrower hereby waives, any claim against Lender and its Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof.

Section 23.         Certain Defined Terms.

“Permitted Borrowings” shall mean Indebtedness incurred pursuant to (i) mortgages on real property in an aggregate principal amount not to exceed $5,000,000 at any time and (ii) any credit facility or credit facilities in an aggregate principal amount not to exceed $7,000,000 at any time, in each case from any Permitted Lender.

“Permitted Collateral” shall mean all assets of the Borrower (but with respect to any real property mortgage, limited to real property).

“Permitted Lender” shall mean any of Summit Financial Resources, L.P., Bank of the West and Jules and Associates, Inc., or one or more commercial banks or other persons reasonably satisfactory to Lender (it being agreed that Crestmark Bank, LSQ Funding, Metis Commercial Finance, and any other bank that is of a similar size as or larger than the foregoing banks as of the date hereof, are satisfactory to the Lender).

“Permitted Liens” shall mean (a) liens for taxes, assessment, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, (b) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs, (c) liens of mechanics, materialmen, warehousemen, carriers or other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable and liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, (d) good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, (e) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use, (f) liens on property leased by the Borrower under capital and operating leases, including equipment leases, securing obligations of the Borrower to the lessor under such leases in an amount not to exceed, when aggregated with amounts under clause (h), $400,000, (g) liens on the Permitted Collateral securing the Permitted Borrowings, (h) purchase money security interests and capitalized leases in an amount not to exceed, when aggregated with amounts under clause (f), $400,000, (i) [reserved], (j) the following, (x) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (y) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry: (1) claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the Borrower maintains such reserves or other appropriate provisions as shall be required by generally accepted accounting principles in the United States (“GAAP”) and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such lien, (2) claims, liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits, or (3) claims or liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual liens and (k) liens securing the Obligations.

Section 24.         Warrants. The Closing Date Term Loans and the Warrants are considered the issuance of an “investment unit” under Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended from time to time, and the parties agree that the fair market value of the Warrant shall be $468,532.00 for purposes of investment unit allocation under Section 1273(c)(2) of the Code.  Borrower and Lender agree to report in a manner that is consistent with this allocation for all tax purposes.

Section 25.         Assignments. With the prior written consent of the Borrower, which consent shall not be unreasonably withheld, delayed or conditioned, and shall not be required (i) if a Default shall have occurred and be continuing or (ii) in connection with an assignment to an affiliate of the Lender, the Lender may assign and delegate to one or more assignees any of the Obligations, Delayed Draw Term Loan Commitment and the other rights and obligations of the Lender hereunder and under the other Loan Documents.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

This Term Loan Agreement is entered into as of this date set forth above.

“Borrower”

POINT.360, a California Corporation

By:	/s/ Haig S. Bagerdjian
Name: Haig S. Bagerdjian
Title: Chief Executive Officer

“Lender”

MEDLEY CAPITAL CORPORATION

By:	/s/ Richard T. Allorto
Name: Richard T. Allorto
Title: Chief Financial Officer

MEDLEY OPPORTUNITY FUND II, LP

By:	/s/ Richard T. Allorto
Name: Richard T. Allorto
Title: Chief Financial Officer

[Signature Page to Term Loan Agreement]

Exhibit A

Promissory Note

July 8, 2015

For value received, POINT.360, a California corporation (the “Borrower”), promises to pay to [______] (the “Lender”) at its offices at 375 Park Avenue, 33rd Floor, New York, NY 10152 (or at such other place as the Lender may specify), the aggregate principal amount outstanding of the Term Loans owing to the Lender under the Term Loan Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Term Loan Agreement referred to below.

This Promissory Note (this “Note”) evidences the borrowings by the Borrower of the Term Loans under that certain Term Loan Agreement dated as of July 8, 2015, between the Borrower, the Lender and [____] (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”); and this Note and the holder hereof are entitled to all the benefits provided for under the Term Loan Agreement, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments may be required to be made hereon, all in the events, on the terms, and with the effects provided in the Term Loan Agreement. The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note. The Borrower agrees to pay to the holder hereof all reasonable out-of-pocket expenses incurred or paid by such holder, including attorneys’ fees and court costs, in connection with the collection of this Note. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the internal laws of the State of New York.

POINT.360, a California corporation

By
Name
Title

Exhibit B

Closing Date Term Loan // Delayed Draw Term Loan Commitment

Lender	Closing Date Term Loan	Delayed Draw Term Loan Commitment
Medley Opportunity Fund II, LP	$680,000	$3,400,000
Medley Capital Corporation	$320,000	$1,600,000
Total	$1,000,000	$5,000,000

Exhibit C

Form of Warrant